UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year end:

December 31, 2025

ReoStar Energy Corp.

(Exact name of issuer as specified in its charter)

Nevada

(Jurisdiction of incorporation or organization)

20-8428738

(I.R.S. Employer Identification Number)

87 N. Raymond Ave Suite 200

Pasadena CA 91103

(Address of principal executive offices)

(310) 999-3506

(Registrant's telephone number, including area code)

50,000,000 Shares of Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "could", "expect," "anticipate," "intend," "may", "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, our actual performance, results and achievements or outcomes could differ materially from those set forth in the forward-looking statements. These factors include, among other things:

●	Our lack of operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to compete in a highly competitive and evolving industry;

●	Our ability to protect our intellectual property;

●	Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;

●	Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;

● Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could harm our financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business Overview

The Company was originally incorporated in the State of Nevada on November 29, 2004.

The address of our web site is www.reostarenergycorp.com The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

REOSTAR ENERGY CORP. (“ReoStar Energy” or “ReoStar”), a Nevada Corporation, is an oil and gas company that plans on to impacting the environment by helping fund projects that lead towards a Net Zero Carbon Neutral future. We plan to acquire companies in the future to expand our vision and impact the environment positively. ReoStar plans to follow the Carbon Neutral protocols to be a Net Zero Carbon Neutral Energy Company by 2050.

Our Target Market

Our Interested in are anyone of any age, background and ethnicity that are interested in the oil and gas sector. ReoStar Energy Corp. understands that the gas and oil industry are the two largest sectors in the world in terms of dollar value. Generating an estimate of about 1 trillion of dollars of revenue every year. The United States have over 600,000 oil wells producing over 9,000,000 barrels of oil every day worldwide. With the US being the largest oil producer, we believe it is crucial to the economy of the country.

Employees

We currently have one full-time employee. We do not currently have health, dental & vision insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

Competition

ReoStar Energy Corp. is a company that is seeking oil and/or natural gas properties with exiting production as well as proven undeveloped reserves to develop and produce. Because many of the companies in the market are privately owned, we understand that we can only attain minimal information about our competitors. Majority of competitors in the market have larger operations and have more resources. Our competitors are OQ Cheniere Energy, Chevron, ExxonMobil Chemical, MOL Group, Air Liquide, ENGIE, Shell, BP, and OMV Group.

Regulatory Environment

We are unaware of and do not anticipate having to expend significant resources to comply with any local, state and governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Results of Operations for the Years Ended December 31, 2025

Company Overview

The Company was originally incorporated in the State of Nevada on November 29, 2004. Our corporate business address is: 87 N Raymond Ave Suite 200 Pasadena, CA 91103. Our phone number is (310)999- 3506. Our E-Mail address is info@reostarenergycorp.com

The address of our web site is www.reostarenergycorp.com The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

ReoStar Energy Corporation is an oil and gas company that plans on impacting the environment by helping fund projects that lead towards a Net Zero Carbon Neutral future. We plan to acquire companies in the future to expand our vision and impact on the environment positively. ReoStar plans to follow the Carbon Neutral protocols to be a Net Zero Carbon Neutral Energy Company by 2050

Financial Conditions and Results from Operations

Results of Operations

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, most of our time has been spent refining and implementing our business plan

For the year ended December 31, 2025 we did not generate any income. We incurred total operating expenses of $52,972 consisting of professional fees of $51,400, miscellaneous expenses of $169 and bank service charges of $215. Our net loss for the year was $52,972.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of $185,507 for the period from inception to December 31, 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts. The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our director and officer have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended December 31, 2025 there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name (1)	Position	Age	Term of Office	Hours/Week
Peter Koch	CEO, Director, Chairman, Compliance	58	From January 13, 2024, to Present	Full time

Business Experience

Peter Koch, President, CEO, Compliance Officer

Peter Koch over the past 30 year has had comprehensive and extensive experience in security trading, public trading and public stock exchange in the US and Germany. Having been the executive directors and owner of his own security trading bank, Koch Securities AC. He has developed a productive and successful consulting business. Graduating from the Institute of Lucius in Echzell, Germany in 1985. Soon after completed his training as a bank clerk with Dresdner Bank AG in Munich in 1987. After his training he began working as a broker for Walter Ludwig at the Frankfurt Stock Exchange. He became appointed as substituting official broker on the Frankfurt stock exchange by the Hessian Ministry of Economy. Shortly after Peter founded and was a member of the board of the association of the substituting official brokers of the Frankfurt Stock Exchange. Also starting his own company and becoming CEO and Executive director of Peter Koch GmbH securities Trading Bank. In 1997 Peter also joined the board of the chamber of official brokers at the Frankfurt Stock Exchange. Since than Peter has developed and operated many AG companies including Koch Partners International. His most recent project is the development of Reostar Energy Corp.

Bring over 30 years of experience to this business having worked with hundreds of new and existing businesses when he owned Koch Securities Trading Bank. Exceling in communication, speaking 3 languages that include English, French and German. Also been a part of live market commentary for English radio and TV stations. Over the years he has also been a member of several different boards in Germany. In 2014 he became the supervisory board chairman of Hamburg a company listed on the entry standard of the Frankfurt stock exchange. Peter brings over many years of experience and knowledge.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

● had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

● been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

● been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

● been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

● been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)

(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member

Except as set forth above and in our discussion below in "Security Ownership of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results

Compensation of Executive Officers

During the Company's fiscal year ended December 31, 2021, the Company paid the following cumulative consulting fees and salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

		Cash Compensation	Cash Compensation	Other Compensation	Total
Name (1)	Received (2)	2024	2025	Compensation	Compensation
Peter Koch CEO/Director		-	-	-	-

Director Compensation

We currently do not have any other directors besides Peter Koch CEO. Upon completion of this Offering, the Company may decide to compensate the Director with payment but at this time only Common shares have been issued.

Employment Agreements

We have not entered into employment and consulting agreements with the executive officers and employees. We may enter into employment agreements with key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants may also be established.

Certain Relationships

None

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of December 31, 2025 held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of July 31, 2020, there were 16,000,000 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the people or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 16,000,000 shares of common stock outstanding as of December 31, 2025. Unless otherwise noted below, the address of each person listed on the table is c/o REOSTAR ENERGY CORP.

Common Shares Beneficially Owned Prior to Offering Name and Position of Beneficial Owner	Number	Percent
King Capital Bank Ltd - UBO Peter Koch – CEO/Director	54,750,000	67.80%
Item 5. Interest of Management and Others in Certain Transactions with Related Persons

The Company’s officers and directors own the majority of the issued and outstanding controlling shares of the Company. Consequently, they control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

●	Election of the Board of Directors

●	Removal of any Directors

●	Amendments to the Company’s Articles of Incorporation or bylaws;

●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Review, Approval and Ratification of Related Party Transactions

To date we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors and significant shareholders. After the year ended November 30, 2021, we have begun to establish formal policies and procedures so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. Until such a time when the policies are formally adopted, our directors will continue to approve any related party transactions.

Item 6. Other Information Regulation A+ Tier 2

The Company is currently engaged in a Regulation A+ offering up to 50,000,000 Common Shares of stock which was Qualified on January 19, 2025. Additional information can be found at https://www.sec.gov/Archives/edgar/data/0001335288/000172186821000882/0001721868-21-000882-index.html

Change of Control and Address

No Changes of control.

Item 7. Financial Statement

Independent Auditor’s Report

To the Shareholders and Board of Directors of ReoStar Energy Corp.

Opinion

We have audited the accompanying balance sheet of ReoStar Energy Corp. as of December 31, 2025, the related statements of operations, statement of changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated any revenues since inception, has incurred recurring losses from operations, and has an accumulated deficit of $232,794 and a stockholders’ deficit of $41,124 as of December 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of ReoStar Energy Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Change in Auditor

The financial statements for the year ended December 31, 2024, were audited by other auditors, and their report dated March 31, 2025, expressed an unqualified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about ReoStar Energy Corp’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.

  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ReoStar Energy Corp’s internal control. Accordingly, no such opinion is expressed.

  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about ReoStar Energy Corp’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

We have served as the Company’s auditor since 2026.

/s/ Wahl Street Accountancy Corporation

Irvine, California

April 28, 2026

Balance Sheet ReoStar Energy Corp.

December 31, 2025 and 2024

Assets	$2025	$2024
Cash	2,044	49,332

Total Assets	2,044	49,332

Liabilities
Notes Payable	21,688	21,688
Shareholders Loan	21,481	21,481
Total Liabilities	43,169	43,169

Commitment and Contingencies

Stockholders’ (Deficit) / Equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 88,343,949 common shares issued and outstanding as of December 31, 2025 and, 2024, respectively.	8,839	8,839
Common stock to be issued	300	300
Additional paid in capital	182,531	182,531
Accumulated Deficit	(232,794)	(185,507)
Total Stockholders’ (Deficit) / Equity	(41,124)	6,163

Total Liabilities and Stockholder's (Deficit) / Equity	49,332	49,332

  (See accompanying notes to these financial statements)

Income Statement Reostar Energy Corp.

For the Years Ended Dec. 31, 2025 and 2024

	2025	2024
	$	$
Revenues	—	—
Total Cost of Goods Sold	—	—
Gross Profit	—	—
Operating Expenses
Professional Fees	45,801	51,400
License and Fees	1,247	1,188
Travel Expense	—	—
Bank Service Charges	137	215
Miscellaneous Expense	103	169
Meals and Entertainment	—	—
Total Operating Expenses	47,288	52,972
Net Loss	(47,288)	(52,972)
Net Loss	(47,288)	(52,972)
Average Shares Outstanding	88,343,919	88,343,919
Net Loss Per Common Share	(0.00)	(0.00)

(See accompanying notes to these financial statements)

Reostar Energy Corp.

Statements of Changes in Stockholders’ (Deficit) / Equity

For the years ending Dec. 31, 2025 and 2024

	Common Stock		Common Stock to be issued
	Shares	Amount	Shares	Amount	Additional Paid-in-capital	Retained Earnings	Total Stockholders' Equity
Restricted shares		—		—		—	—
Issuance of shares	5,000	0.50	—	—	10,000	—	10,000
Common to be issued	—	—	45,000	90,000	—		90,000
Net Income	—	—	—	—	—	(52,972)	(52,972)

Stockholders' Equity Dec. 31, 2024	88,348,919	8,835	45,000	90,300	92,535	(185,507)	6,163

Net Loss	—	—	—	—	—	(47,288)	(47,288)
Stockholders’ Deficit Dec. 31, 2025	88,348,919	8,839	—	300	182,531	(232,794)	(41,124)

(See accompanying notes to these financial statements)

ReoStar Energy Corp.

Statements of Cash Flows

For the years ending December 31, 2025 and 2024

	For the year ended Dec. 31, 2025	For the year ended Dec. 31, 2024
Operating Activities
Net Loss	$(47,288)	$(52,972)
	$—	$—
Cash (used) in operating activities	$(47,288)	$(52,972)

Financing Activities
Shareholder Loan		$2,305
Proceeds from Note Payable		$—
Common Shares		$100,000
Net Cash from Financing Activities	$—	$102,305

Net (decrease) / increase in cash	$(47,288)	$49,333

Cash Beginning of Year	$49,332	$(1)
Cash End of Year	$2,044	$49,332

Supplemental disclosure of cash flow information
Cash Paid for Interest	$—	$—
Cash Paid for Taxes	$—	$—

ReoStar Energy Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2025 and 2024

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Reostar Energy Corporation, formerly known as Gold range Resources Inc. (the “Company”) was incorporated in the State of Nevada on November 29, 2004. The Company operated as Gold range Resources The company is an operating company whose purpose is to aggregate existing US based oil and gas production, develop proven undeveloped oil and gas reserves, and incorporate alternative clean energy sources. the US. The Company filed for bankruptcy on 11/01/2010 under Chapter 11 with the United States Bankruptcy Court, Northwest District of Texas, Fort Worth Division, under Caso No. 10-47176-MXM. The case was converted to a Chapter 7 filing on 04/15/2013. The case was open for 74 months. The Bankruptcy was discharged on 06/26/2019 leaving the Company at the time of discharge with no assets and no liabilities.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated deficit of $(232,794) as of December 31, 2025. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.  The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts.

Management plans to raise significant capital through investors to capitalize its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) and presented in US dollars. The fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Start-Up Costs

In accordance with ASC 720, “Start-up Costs”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.. The Company had cash of $2,044 and $49,332 as of December 31, 2025 and 2024, respectively. The Company has no cash equivalents as of December 31, 2025 and December 31, 2024. Lease Accounting

For contracts entered into on or after October 1, 2019, the Company assesses at contract inception whether the contract is, or contains, a lease. Generally, it determines that a lease exists when (i) the contract involves the use of a distinct identified asset, (ii) obtains the right to substantially all economic benefits from use of the asset and (iii) it has the right to direct the use of the asset.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short-term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor and initial direct costs, such as brokerage commissions, less any lease incentives received.

All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying lease. The incremental borrowing rates used for the initial measurement of lease liabilities as of October 1, 2019, were based on the original lease terms.

Lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the noncancelable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain of the Company’s real estate lease agreements require variable lease payments that do not depend on an underlying index or rate, such as sales and value-added taxes, the Company’s proportionate share of actual property taxes, insurance, common area maintenance, and utilities. The Company has elected an accounting policy, as permitted by ASC 842, not to account for such payments as part of related lease payments. Consequently, such payments are recognized as operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Amortization of the right-of-use asset for operating leases reflects amortization of the lease liability, any differences between straight-line expense and related lease payments during the accounting period, and any impairments. Finance lease payments are allocated between a reduction of the lease liability and interest expense, and the related asset is depreciated over the useful life of the asset.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contacts with Customers” (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the products to be sold in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the products in the contract; and (v) recognize revenues when (or as) the Company delivers the contracted product to the customer.

The Company implemented ASU 2014-09 for the annual reporting period as of December 31, 2025, which resulted in no changes to our financial statements as there is no revenue recognized for the year ended December 31, 2025 and December 31, 2024.

Earnings Per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” Basic earnings (loss) per share (“EPS”) is computed by dividing net profit/loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. The number of common shares that are exercisable or converted into common stock is not material to effect diluted EPS results.
Further, since the Company showed a loss for the period presented, basic and diluted loss per share is the same for the period.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of December 31, 2025 and 2024, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The Company has no assets or liabilities to be valued at fair value on a recurring basis.

Contingencies

The Company follows ASC 450-20, “Loss Contingencies” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of December 31, 2025 and 2024.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company evaluated the effects of adopting ASU 2016-02 on its financial statements and determined the amount of lease assets and liabilities which was associated with the Company’s lease. The Company’s lease is a short-term lease on a month-to-month basis and therefore there is no lease assets or liabilities to be recorded as of December 31, 2025 and 2024.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted.

The Company adopted this ASU and it had no material impact to its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years.

The Company adopted this ASU and it had no material impact to its financial statements and disclosures.

Management does not believe any other recently issued, but not yet effective accounting pronouncements would have a material effect on our present or future financial statements.

NOTE 4 - INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 21% for the year ended December 31, 2025 and December 31, 2024 to the Company’s effective tax rate is as follows:

	2025	2024

Income tax benefit at statutory rate	$9,930	11,124
Change in valuation allowance	(9,930)	(11,124)
Income tax benefit per books	$—	—

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the year ended December 31, 2025 and December 31, 2024 are as follows:

	2025	2024

Net Operating Loss	$232,794	185,507
Valuation Allowance	(232,794)	(185,507)
Net Deferred Tax Asset	$—	—

The Company has approximately $(232,794) of net operating losses (“NOL”) carried forward to offset taxable income, if any, in future years which expire commencing in fiscal 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all the deferred tax asset relating to NOLs for every period because it is more likely than not that all the deferred tax asset will not be realized.

We have identified the U.S. federal and California as our "major" tax jurisdiction. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years.

NOTE 5 – LIABILITIES

The Company is carrying a Note Payable balance of $21,481 and a Shareholder Loan balance of $21,688, to fund operations in prior years. The balances have not changed in 2025 and 2024.

NOTE 6 – COMMITMENT AND CONTINGENCIES

The Company currently uses a virtual office address and mail receipt with Cross Camps-Pasadena office space in Pasadena, California, which the lease is on a month-to-month basis. The Company is currently seeking permanent office space and relocating to New York.

NOTE 7 – STOCKHOLDER’S (DEFICIT) / EQUITY

Authorized Stock

The Company has authorized 200,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought. The Company has no authorized preferred shares at this time but may deem it advisable to authorize one or more class(es) of Preferred Stock.

Thus far, the Company has 88,348,949 shares issued and outstanding.

NOTE 8 – SUBSEQUENT EVENTS

On January 12th, 2026, a settlement was entered into between GAIN 74, Inc. (A Florida Corporation), CARRIZZO, LLC (A Florida Limited Liability Company), and ReoStar Energy Corporation. This resolved a matter relating to an improper acceptance of investment funds by former management consisting of Michael Latjay, the former CEO and Director of REOS, Larry Myers, former COO, Alex Johnson former Secretary/Treasurer/Director and Jemila Yates former Director. The management team during the period of this improperly accepted investment was terminated and public notice given by a 1-U filing on EDGAR dated January 31st, 2023.

On March 25, 2026, the control block of stock represented by 54,750,000 shares of common stock owned by King Capital Bank Ltd, and held for the bank by Ravens Paradise Holdings LLC, was sold to Virunga Critical, Incorporated as represented by Alan Kessler, Andrew Groves and Aldo Cesano Directors. Further, Peter H. Koch resigned as of that date as President, CEO and Director. Public notice was given by a 1-U filing on EDGAR March 2

On April 04, 2026, 3,000,000 restricted common shares were issued to Koch partners International as compensation for $100,000 invested into the Company in 2024 to cover Administrative Expenses. These shares were covered under a fully executed Subscriptions Agreement.

Effective March 04, 2026, the Company has replaced its current auditing firm Boladale Lawal & Company with Wahl Street Accountancy Corporation.

The Company has evaluated subsequent events through the date these financials were made available for issuance and concluded that no other subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Pasadena, CA on April 28, 2025.

ReoStar Energy Corp.

By: /s/ Peter Koch Name:

Peter Koch

Title: President, CEO, Director